As filed with the Securities and Exchange Commission on November 6, 2015

Registration No. 333-191981
Registration No. 333-169259
Registration No. 333-163437
Registration No. 333-156275

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-3 REGISTRATION STATEMENT NO. 333-191981
FORM S-3 REGISTRATION STATEMENT NO. 333-169259
FORM S-3 REGISTRATION STATEMENT NO. 333-163437
FORM S-3 REGISTRATION STATEMENT NO. 333-156275
UNDER
THE SECURITIES ACT OF 1933

CITY NATIONAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2568550
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

c/o RBC USA Holdco Corporation
30 Hudson Street
Jersey City, New Jersey, USA 07302-4600
Tel: 212-437-9264
 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Daniel L. Torbenson
Royal Bank of Canada
30 Hudson Street
Jersey City, New Jersey, USA 07302-4600
Tel: 212-437-9264
 (Name, address and telephone number of agent for service)

Copies to:

Donald R. Crawshaw
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Tel: 212-558-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by City National Corporation, a Delaware corporation (“City National”), on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-191981, originally filed with the Securities and Exchange Commission (the “SEC”) on October 30, 2013;

•	Registration Statement No. 333-169259, originally filed with the SEC on September 8, 2010;

•	Registration Statement No. 333-163437, originally filed with the SEC December 2, 2009; and

•	Registration Statement No. 333-156275, originally filed with the SEC on December 18, 2008.

City National is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable by City National pursuant to the above referenced Registration Statements.

On November 2, 2015, pursuant to the Agreement and Plan of Merger, dated as of January 22, 2015 (the “Agreement”), by and among Royal Bank of Canada, a Canadian chartered bank, City National and RBC USA Holdco Corporation, a Delaware corporation (“Holdco”), City National merged with and into Holdco, with Holdco continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, City National has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by City National in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, City National hereby removes and withdraws from registration all securities of City National registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this November 6, 2015. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

RBC USA HOLDCO CORPORATION
as successor by merger to City National Corporation

By:	/s/ Steven J. Decicco
	Name:	Steven J. Decicco
	Title:	Chief Financial Officer